Exhibit 10.1

EXECUTION VERSION

FORBEARANCE AGREEMENT AND
FIRST AMENDMENT TO AMENDED AND RESTATED FINANCING AGREEMENT

This FORBEARANCE AGREEMENT AND FIRST AMENDMENT TO AMENDED AND RESTATED FINANCING AGREEMENT (this “Amendment”) is made and entered into as of September 21, 2012 by and among Unigene Laboratories, Inc., a Delaware corporation (“Principal Borrower”), the financial institutions party hereto as “Lenders” (collectively, “Lenders”), and Victory Park Management, LLC, as administrative agent and collateral agent (in such capacity, “Agent”) for Lenders and the Holders (as defined in the Financing Agreement (as defined below)); all capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Financing Agreement or, if not defined in the Financing Agreement, the respective meanings ascribed to them in the Notes.

WHEREAS, Principal Borrower, Lenders and Agent are parties to that certain Amended and Restated Financing Agreement dated as of March 16, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”);

WHEREAS, the parties hereto acknowledge that (i) an Event of Default under Section 10.1(a) of the Financing Agreement is currently in existence due to Agent's demand as of the date of this Amendment that Principal Borrower reimburse Agent under Section 13.1 of the Financing Agreement with respect to certain costs and expenses invoiced for payment prior to the date hereof and Principal Borrower's failure to do so; and (ii) an Event of Default under Section 10.1(o) of the Financing Agreement is currently in existence due to Agent’s notification as of the date of this Amendment that the impact on the business and business prospects of Principal Borrower from the recent European Medicines Agency report on calcitonin use by patients, as well as the other material adverse changes disclosed by Principal Borrower in the First Amendment Disclosure Letter (as defined below), constitutes a Material Adverse Effect (such Events of Default, the “Designated Events of Default”);

WHEREAS, the parties to the Financing Agreement have agreed to enter into this Amendment to evidence (i) the forbearance by Agent and Lenders with respect to the exercise of certain of their rights and remedies under the Transaction Documents and at law arising as a result of the existence of the Designated Events of Default, (ii) the amendment of certain provisions of the Financing Agreement, and (iii) the other agreements set forth herein, in each case on the terms and subject to the conditions set forth herein; and

WHEREAS, the Board of Directors of Principal Borrower, acting upon the unanimous recommendation of the Special Committee (as defined below), has, by unanimous vote of all of the directors serving thereon (other than Richard Levy, who abstained), (i)(a) determined that it is in the best interests of Principal Borrower and its stockholders, and declared it advisable, to enter into this Amendment, the First Amendment Notes, the Existing Notes (as to be reissued on the Existing Note Reissuance Date), and all documents and instruments delivered in connection therewith, and (b) approved the execution, delivery and performance of this Amendment, the First Amendment Notes and the Existing Notes (as to be reissued on the Existing Note Reissuance Date) and the consummation of the transactions contemplated hereby and thereby; (ii) approved a resolution adopting an amendment to the certificate of incorporation of Principal Borrower, increasing the number of authorized shares of Company Stock to 650,000,000, in the form attached hereto as Exhibit A (the “Second Charter Amendment”), and resolved to submit to the stockholders of Principal Borrower the Second Charter Amendment for approval at a meeting of the stockholders of Principal Borrower (the “First Amendment Proposal”); and (iii) resolved to recommend the approval and adoption of the First Amendment Proposal by the stockholders of Principal Borrower (collectively, the “First Amendment Board Recommendation”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Forbearance and Related Provisions.

(a)           Subject to the terms and conditions herein set forth (including satisfaction of the conditions precedent contained in Section 4 hereof and the terms set forth in Sections 1(b) through 1(e) below) and in reliance upon the representations, warranties, agreements, covenants and acknowledgments of Principal Borrower herein contained, Agent and Lenders agree that, during the period (the “Forbearance Period”) commencing on the First Amendment Effective Date (as defined below) and ending on the Forbearance Termination Date, Agent and Lenders shall forbear from exercising their respective rights and remedies under the Financing Agreement, the other Transaction Documents and applicable law due to the existence of the Designated Events of Default.  For purposes of this Amendment, “Forbearance Termination Date” shall mean the earlier to occur of (i) 12:00 p.m. (Chicago time) on the date that is the one year anniversary of the First Amendment Effective Date and (ii) the date on which the forbearance effectuated hereby ceases due to the occurrence of any of the events described in Section 1(d) hereof.

(b)           The agreement of Agent and Lenders to so forbear is temporary and limited in nature and shall not be deemed to: (i) preclude or prevent Agent and/or Lenders from exercising any rights and/or remedies under the Financing Agreement, the other Transaction Documents and/or applicable law arising on account of (A) any Event of Default or other event that, with the giving of notice or the passage of time or both, would constitute an Event of Default, whether now in existence or hereafter arising, and whether known or unknown at the time hereof, other than (1) the Designated Events of Default, (2) any breach of Section 8.1 of the Financing Agreement that first arises on or after the date hereof, (3) any failure of Principal Borrower to repay the Existing Notes in full on the Maturity Date and (4) any Event of Default that arises due to the existence of any breach of the terms of the Affiliate Indebtedness (any such prospective Events of Default, the “Incipient Events of Default”; it being agreed to and understood that should the Incipient Events of Default come into existence after the date hereof, such Incipient Events of Default shall be deemed to be Designated Events of Default for all purposes of this Amendment) and/or (B) the Designated Events of Default from and after the Forbearance Termination Date; (ii) effect any amendment, modification or supplement of the Financing Agreement or any of the other Transaction Documents, all of which shall remain in full force and effect in accordance with their respective terms (except as otherwise expressly provided herein); (iii) constitute a waiver of the Designated Events of Default, any Event of Default or any other breach of the terms of the Financing Agreement or any of the other Transaction Documents that may have occurred, be existing or hereafter occur (including any Incipient Events of Default), or any term or provision of the Financing Agreement or any of the other Transaction Documents (Principal Borrower acknowledging and agreeing that the Designated Events of Default and Incipient Events of Default are not hereby waived and may not ever be waived, and neither Agent nor Lenders shall be under any obligation to so waive the Designated Events of Default or Incipient Events of Default, which waiver, if any, would be at the sole and absolute discretion of Agent and Lenders); or (iv) establish a custom or course of dealing between or among Principal Borrower, Agent and/or Lenders, or any of them.  Notwithstanding anything to the contrary contained herein, (W) Agent and Lenders retain all rights to enforce any term or provision of the Affiliate Subordination Agreement relating to, and all rights and remedies thereunder arising on account of, all Events of Default including the Designated Events of Default (and Principal Borrower acknowledges that due to the existence of the Designated Events of Default, Principal Borrower is no longer permitted to make Permitted Subordinated Debt Payments (as defined in the Affiliate Subordination Agreement) unless and until such Designated Events of Default are waived by Agent and Lenders in accordance with the terms of the Financing Agreement), (X) Agent and Lenders retain all rights to enforce any term or provision of the Transaction Documents relating to, and all rights and remedies thereunder arising on account of, all Events of Default, including the Designated Events of Default, to the extent such terms, provisions, rights and remedies pertain to the Capital Stock of Principal Borrower, (Y) nothing contained in this Amendment shall limit or restrict Agent or Lenders from taking any action that they may take under the Transaction Documents or at law or in equity necessary or appropriate in their sole discretion to preserve, protect or defend any of the Collateral described in the Transaction Documents, and (Z) Agent and Lenders hereby reserve the right to elect to institute interest at the Default Rate in accordance with subsection 2.2(c) of the Financing Agreement as a result of the occurrence and continuance of any Event of Default, including the Designated Events of Default.

(c)           Principal Borrower hereby agrees and acknowledges that, the implementation of the Forbearance Period in accordance with the terms hereof notwithstanding, the Designated Events of Default constitute existing Events of Default for all purposes under the Financing Agreement and the other Transaction Documents, including for purposes of determining whether or not certain actions may be taken or otherwise acquiesced to by or on behalf of Principal Borrower (and Principal Borrower agrees that it shall not take any actions or permit any actions to occur to the extent prohibited under the Transaction Documents during the existence of any Event of Default).   Accordingly, any actions taken or omitted by Principal Borrower in violation of such provisions while any Event of Default exists will constitute additional Events of Default under the Financing Agreement and the other Transaction Documents.

(d)           Agent’s and Lenders’ agreement to forbear pursuant to this Amendment shall terminate automatically, without notice or any other further act or instrument, upon the occurrence of any of the following:

(i)           Principal Borrower repudiates or asserts a defense to any obligation or liability under the Financing Agreement, this Amendment or any of the other Transaction Documents or makes or pursues a claim against Agent or any of Lenders; or

(ii)          Principal Borrower breaches any agreement or covenant contained in this Amendment; or

(iii)         there occurs or exists any Event of Default (other than the Designated Events of Default (including any Incipient Events of Default)), whether now or at any time hereafter, and Agent notifies Principal Borrower of the termination of the Forbearance Period; or

(iv)         any Reconciliation shows a negative variance of 10% or more of (A) actual cash revenue minus actual cash expenses for an applicable quarter versus (B) budgeted cash revenue minus budgeted cash expenses for such quarter; provided, however, that costs or expenses which the Board has approved as satisfying one or more of the following descriptions shall not be considered for purposes of determining if there was such a negative variance: (1) exceptional legal costs, including any litigation defense costs, (2) insurance deductibles; (3) Ostrolenk settlement costs; (4) emergency capital expenditure equipment costs, including repair and replacement costs, (5) expenses to facilitate plant transaction relating to relocation of tableting and CTM production from Boonton, including transfer and transition costs, and (6) costs associated with acts of God; or

(v)          any holder of Affiliate Indebtedness exercises any rights or remedies in respect thereof or with respect to any collateral security therefor, whether under the terms of the Affiliate Notes, under any agreement, document or instrument entered into in connection therewith or at law or in equity; or

(vi)         at any time on or after the First Amendment Effective Date, Principal Borrower shall fail to have at any time cash in its Blocked Accounts in an aggregate amount equal to or greater than $250,000; or

(vii)        Principal Borrower shall make capital expenditures (which for purposes of this clause (vii) shall include all expenditures which are required to be capitalized in accordance with GAAP) in excess of $300,000 in the aggregate during the Forbearance Period or in excess of $100,000 in any month, unless such expenditures were made with the prior approval of the Board.

(e)           Principal Borrower agrees to deposit with Agent, on the First Amendment Effective Date, an amount equal to $500,000 (the “Holdback Amount”).  The Holdback Amount shall be held by Agent as cash collateral for the Obligations, and Principal Borrower, without limiting any of the terms or provisions of the Transaction Documents, hereby grants to Agent a lien on and security interest in and to the Holdback Amount and all proceeds thereof.  The Holdback Amount shall be non-refundable and Principal Borrower shall have no right to direct the use thereof.  Agent shall not be required to maintain the Holdback Amount in an interest bearing account or otherwise invest the Holdback Amount, nor shall interest accrue on the Holdback Amount for the benefit of Principal Borrower while in Agent’s possession; provided, however, that any interest, income or other gains that accrue on the Holdback Amount due to Agent’s investment thereof in any interest bearing account or otherwise shall be added to the Holdback Amount and constitute a portion thereof, subject to the terms of the Transaction Documents and this Amendment pertaining thereto and the liens and security interests of Agent therein and thereto.  The parties hereto hereby agree that the Holdback Amount shall first be used on the First Amendment Effective Date to reimburse Agent and Lenders for all fees, costs and expenses incurred by Agent and Lenders (including reasonably attorneys’ fees) on or prior to the First Amendment Effective Date in connection with the Transaction Documents, this Amendment and all transactions contemplated therein and herein.  The remaining portion of the Holdback Amount shall be used to satisfy all cost and expense reimbursement obligations owing by Principal Borrower to Agent and Lenders after the First Amendment Effective Date pursuant to the terms of the Transaction Documents and this Amendment (including reimbursement of reasonable attorneys’ fees incurred by Agent and Lenders), and in connection therewith Principal Borrower hereby authorizes Agent to automatically apply the Holdback Amount to the satisfaction of all such reimbursement obligations without further consent of Principal Borrower; provided that Agent shall provide Principal Borrower on or prior to the 5th Business Day of each month with a reasonably detailed invoice for all such costs and expenses charged to the Holdback Amount and any additional information with respect to charges against the Holdback Amount as are reasonably requested by Principal Borrower or its auditors to allow Principal Borrower to prepare its financial statements.  Nothing herein (except as expressly set forth in Section 9 below) shall be deemed to limit Principal Borrower’s cost and expense reimbursement obligations set forth in the Transaction Documents and this Amendment, and Principal Borrower agrees that, except as expressly set forth in Section 9 below, it shall remain liable for all such cost and expense reimbursement obligations in excess of the Holdback Amount.  Upon termination or expiration of the Forbearance Period, Agent shall be permitted to apply all or any portion of the Holdback Amount to the Obligations in such order as Agent shall elect in its sole discretion without requiring notice to, or consent of, Principal Borrower or any other Person.

2.            Amendments to Financing Agreement.  Subject to the terms and conditions of this Amendment, including the satisfaction of the conditions precedent set forth in Section 4 hereof, effective as of the First Amendment Effective Date, the Financing Agreement shall be amended as follows:

(a)           Section 1.1 of the Financing Agreement shall be amended by deleting in their entirety the following defined terms:  “Maximum Permitted Redemption Amount,” “Permitted Redemption,” “Permitted Redemption Amount,” “Permitted Redemption Conditions,” “Permitted Redemption Date,” “Permitted Redemption Notice,” “Permitted Redemption Notice Date,” “Permitted Redemption Notice Period” and “Remaining Permitted Redemption Amount.”  Any use of such defined terms in any Transaction Document shall be disregarded and given no force or effect from and after the First Amendment Effective Date.

(b)           Section 1.1 of the Financing Agreement shall be amended by adding the terms “Existing Note Reissuance Date,” “Existing Notes,” “First Amendment,” “First Amendment Board Recommendation,” “First Amendment Disclosure Letter,” “First Amendment Effective Date,” “First Amendment Notes,” “First Amendment Proposal,” “First Amendment Proxy Statement,” “First Amendment Stockholder Approval,” “First Amendment Stockholder Approval Deadline,” “First Amendment Stockholders Meeting,” “Holdback Amount,” “NOL Sale Proceeds,” “Other First Amendment Filings,” “Re-Loan Amount,” “Re-Loan Notes,” “Reconciliation,” “Retention Options,” “Retention Option Shares,” “Sale Process,” “Sale Transaction,” “Second Charter Amendment,” “Second Filing,” “Settlement Agreement Documents,” “Stockholders Meeting,” “Subsequent Closing,” “Subsequent Closing Date” and “Subsequent Closing Purchase Price” thereto in proper alphabetical order, the definitions of which shall read as follows:

“Existing Note Reissuance Date” shall have the meaning given such term in Section 2(aa) of the First Amendment.

“Existing Notes” shall have the meaning given such term in Section 2(aa) of the First Amendment.

“First Amendment” means that certain Forbearance Agreement and First Amendment to Amended and Restated Financing Agreement, dated as of September 21, 2012, by and among Principal Borrower, Agent and Lenders party thereto.

“First Amendment Board Recommendation” shall have the meaning given such term in the Recitals to the First Amendment.

“First Amendment Disclosure Letter” shall have the meaning given such term in Section 4 of the First Amendment.

 “First Amendment Effective Date” shall have the meaning given such term in Section 4 of the First Amendment.

 “First Amendment Notes” shall have the meaning given such term in Section 3(a) of the First Amendment.

“First Amendment Proposal”  shall have the meaning given such term in the Recitals to the First Amendment.

“First Amendment Proxy Statement” shall have the meaning given such term in Section 3(h) of the First Amendment.

“First Amendment Stockholder Approval” shall have the meaning given such term in Section 3(g) of the First Amendment.

“First Amendment Stockholder Approval Deadline” shall have the meaning given such term in Section 10.1(q) of this Agreement.

“First Amendment Stockholders Meeting” shall have the meaning given such term in Section 3(g) of the First Amendment.

“Holdback Amount” shall have the meaning given such term in Section 1(e) of the First Amendment.

“NOL Sale Proceeds” shall have the meaning given such term in Section 3(b) of the First Amendment.

“Other First Amendment Filings” shall have the meaning given such term in Section 3(j) of the First Amendment.

“Re-Loan Amount” shall have the meaning given such term in Section 3(b) of the First Amendment.

“Re-Loan Notes” shall have the meaning given such term in Section 3(b) of the First Amendment.

“Reconciliation” shall have the meaning given such term in Section 3(e) of the First Amendment.

“Retention Option Shares” shall have the meaning given such term in Section 3(k) of the First Amendment.

“Retention Options” shall have the meaning given such term in Section 3(k) of the First Amendment.

“Sale Process” shall have the meaning given such term in Section 3(f) of the First Amendment.

“Sale Transaction” shall have the meaning given such term in Section 3(f) of the First Amendment.

“Second Charter Amendment” shall have the meaning given such term in the Recitals to the First Amendment.

“Second Filing” shall have the meaning given such term in Section 3(g) of the First Amendment.

“Settlement Agreement Documents” means, collectively, (i) that certain Agreement dated as of May 29, 2012 by and among Estate of Jean Levy, Jay Levy executor, The Jaynjean Levy Family Limited Partnership, Warren P. Levy, Ronald S. Levy, Principal Borrower and the “Victory Park Parties” party thereto and (ii) the Settlement Agreement (as defined in the Agreement described in the immediately preceding clause (i)).

“Stockholders Meeting” shall have the meaning given such term in Section 3(g) of the First Amendment.

“Subsequent Closing” shall have the meaning given such term in Section 3(a) of the First Amendment.

“Subsequent Closing Date” shall have the meaning given such term in Section 3(a) of the First Amendment.

“Subsequent Closing Purchase Price” shall have the meaning given such term in Section 3(a) of the First Amendment.

(c)           The definition of 1934 Act set forth in Section 1.1 of the Financing Agreement shall be amended and restated in its entirety to read as follows:

“1934 Act” means the Securities Exchange Act of 1934, as amended.

(d)           The definition of Extraordinary Receipts set forth in Section 1.1 of the Financing Agreement shall be amended and restated in its entirety to read as follows:

“Extraordinary Receipts” means any cash received by the Borrowers or any of their Subsidiaries outside the ordinary course of business (and not consisting of (i) proceeds described in Sections 2.3(b)(i), (b)(ii), (b)(iii), (b)(iv) or (b)(v) or (ii) reimbursements under Section 4.1 of the Tarsa License Agreement), including (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, and (d) any purchase price adjustment received in connection with any Acquisition.

(e)           The definition of Maturity Date set forth in Section 1.1 of the Financing Agreement shall be amended and restated in its entirety to read as follows:

“Maturity Date” means (a) with respect to the Existing Notes, the earlier of (i) March 17, 2013 and (ii) such earlier date as the unpaid principal balance of all outstanding Notes becomes due and payable pursuant to the terms of this Agreement and the Notes and (b) with respect to the First Amendment Notes, the earlier of (i) September 21, 2013 and (ii) such earlier date as the unpaid principal balance of all outstanding Notes becomes due and payable pursuant to the terms of this Agreement and the Notes.  All references in this Agreement, the Notes and the other Transaction Documents to Maturity Date shall be deemed a reference to the applicable Maturity Date pertaining to a particular class of Notes.

(f)           The definition of Notes set forth in Section 1.1 of the Financing Agreement shall be amended and restated in its entirety to read as follows:

(g)           “Notes” has the meaning set forth in Section 2.1 and shall include, in any event, the Existing Notes reissued on the Existing Note Reissuance Date and the First Amendment Notes.

(h)           Section 2.2(a) of the Financing Agreement shall be amended and restated in its entirety to read as follows:

(a)            Rate of Interest.  Each Note shall bear interest on the unpaid principal amount thereof from the date issued through the date such Note is paid in full in cash (whether upon final maturity, by redemption, prepayment, acceleration or otherwise) at the Current Interest Rate.  Interest on each Note shall be computed on the basis of a 360-day year and actual days elapsed and, subject to Section 2.2(b), shall be payable in arrears, (i) with respect to each Existing Note, on the Maturity Date of such Note (without affecting any prior payment or capitalization of interest prior to the First Amendment Effective Date), and (ii) with respect to each First Amendment Note, on the Maturity Date of such Note (in each case, an “Interest Date”).  All references in this Agreement, the Notes and the other Transaction Documents to an Interest Date shall be deemed a reference to the applicable Interest Date pertaining to a particular class of Notes.

(i)           Section 2.3(a) of the Financing Agreement shall be amended and restated in its entirety to read as follows (it being agreed to and understood by the parties hereto that this amendment and restatement of Section 2.3(a) of the Financing Agreement shall result in the immediate and irrevocable termination of the ability of Principal Borrower to effectuate a voluntary prepayment or redemption of the Notes):

(a)            No Permitted Redemption.  The Borrowers shall have no right to voluntarily prepay, redeem or repurchase Notes.

(j)           Section 2.3(b) of the Financing Agreement shall be amended and restated in its entirety to read as follows:

(b)           Mandatory Prepayments.

(i)           No later than the third Business Day following the date of receipt by the Borrowers or any of their Subsidiaries of any net cash proceeds from any Asset Sales in excess of $100,000 in the aggregate for all such Asset Sales (other than any Permitted Dispositions described in clause (i) of the definition thereof or clause (iv) of the definition thereof to the extent relating to Fortical product sales and Fortical royalties), the Borrowers shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to 100% of such net cash proceeds.

(ii)          No later than the third Business Day following the date of receipt by the Borrowers or any of their Subsidiaries, or Agent as loss payee, of any net cash proceeds from any Destruction or Taking in excess of $100,000 in the aggregate for all such Destructions or Takings (without giving regard to clauses (i) or (ii) of each such definition), the Borrowers shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to 100% of such net cash proceeds; provided, so long as no default or Event of Default shall have occurred and be continuing on the date of receipt thereof or caused thereby, Borrowers shall have the option to apply such net cash proceeds, prior to the date that is 90 days following receipt thereof, for purposes of the repair, restoration or replacement of the applicable assets thereof.

(iii)         No later than the third Business Day following the date of receipt by the Borrowers or any of their Subsidiaries of any net cash proceeds from a capital contribution to, or the issuance of any Equity Interests of, the Borrowers or any of their Subsidiaries (other than pursuant to this Agreement and the Notes), the Borrowers shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to 100% of such net cash proceeds.

(iv)          On the date of receipt by the Borrowers or any of their Subsidiaries of any net cash proceeds from the incurrence of any Indebtedness of the Borrowers or any of their Subsidiaries (other than with respect to Permitted Indebtedness and Indebtedness under this Agreement and the Notes), the Borrowers shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to 100% of such net cash proceeds.

(v)          No later than the third Business Day following the date of receipt by the Borrowers or any of their Subsidiaries of any Milestone Payments, the Borrowers shall prepay the Notes as set forth in Section 2.3(d) with 100% of the proceeds of such Milestone Payments.

(vi)          No later than the third Business Day following the date of receipt by the Borrowers or any of their Subsidiaries of any Extraordinary Receipts in excess of $100,000 in the aggregate for all such Extraordinary Receipts, the Borrowers shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to 100% of such Extraordinary Receipts.

(vii)         Concurrently with any prepayment of the Notes pursuant to this Section 2.3(b), the Borrowers shall deliver to Agent a certificate of an authorized officer thereof demonstrating the calculation of the amount of the applicable proceeds.  In the event that the Borrowers shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate (including as a result of the conversion of non-cash proceeds into cash), the Borrowers shall promptly make an additional prepayment of the Notes in an amount equal to such excess in accordance with Section 2.3(d), and the Borrowers shall concurrently therewith deliver to Agent a certificate of an authorized officer thereof demonstrating the derivation of such excess.

(k)           Section 2.3(d) of the Financing Agreement shall be amended and restated in its entirety to read as follows:

(d)            Application of Mandatory Prepayments. All mandatory prepayments made pursuant to Section 2.3(b) and not waived pursuant to Section 2.3(c) shall be applied to the then outstanding Obligations in such order as Agent shall elect in its sole discretion; provided that all such prepayments shall be made to the Holders on a pro rata basis with respect to such Obligations so prepaid, based on the amount thereof owing to each such Holder.

(l)            Section 3.2 of the Financing Agreement shall be deemed amended to give full effect to Section 3(a) of this Amendment.

(m)           Section 5.2(o) of the Financing Agreement shall be amended and restated in its entirety to read as follows:

(o)            [Reserved].

(n)           Section 5.2(r) of the Financing Agreement shall be amended and restated in its entirety to read as follows:

(r)           The proceeds of the Subsequent Closing Purchase Price shall be used by Principal Borrower (i) first, to fund the Holdback Amount and (ii) second, for working capital and other general corporate purposes (provided (A) any expenditures made with such proceeds are in accordance with the most recent quarterly cash flow forecast approved by Agent pursuant to the terms of the First Amendment and (B) in no event shall such proceeds be used to make any payments under the Settlement Agreement Documents or in connection with the Affiliate Indebtedness).

(o)           Section 7.1 of the Financing Agreement shall be amended and restated in its entirety to read as follows:

Section 7.1           Organization and Qualification.  Principal Borrower and its subsidiaries (which, for purposes of this Agreement, means any entity in which Principal Borrower, directly or indirectly, owns more than 50% of the Capital Stock or other Equity Interests) (“Subsidiaries”) are entities duly incorporated or organized and validly existing in good standing under the laws of the jurisdiction in which they are formed or incorporated, and have the requisite power and authorization to own their properties, carry on their business as now being conducted, enter into the Transaction Documents to which they are party and carry out the transactions contemplated thereby.  Each of Principal Borrower and its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.  Except as set forth on Schedule 7.1, (i) Principal Borrower has no Subsidiaries and (ii) all Capital Stock or other equity or similar interests of the Subsidiaries is directly or indirectly owned by Principal Borrower.  Unigene UK conducts no business (other than clinical trials in Europe), has no material assets and has no material liabilities.

(p)           Section 7.14 of the Financing Agreement shall be amended by (i) replacing the amount “$500,000” set forth therein with the amount “$1,500,000” and (ii) deleting the last sentence thereof in its entirety.

(q)           Section 8.2(a) of the Financing Agreement shall be amended by replacing the word and number “ten (10)” set forth therein with the word and number “twenty (20).”

(r)           Sections 8.7(b) and 8.7(c) of the Financing Agreement shall be amended and restated in their entirety to read as follows:

(b)           purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving any Borrower) any Equity Interests of any Borrower or any Subsidiary or any direct or indirect parent of any Borrower or any Subsidiary, other than repurchases of Equity Interests by Principal Borrower pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed $100,000 each Fiscal Year;

(c)           make any payment (including by setoff) on or with respect to, accelerate the maturity of, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of any Borrower or any Subsidiary (or set aside or escrow any funds for any such purpose), except for (i) payments and prepayments of principal, interest and other amounts under the Notes, (ii) regularly scheduled payments (but not prepayments) of principal, interest and other amounts under Permitted Indebtedness (other than Affiliate Indebtedness), and (iii) so long as no Senior Default (as defined in the Affiliate Subordination Agreement) shall have occurred and be continuing or shall be caused thereby and Borrowers are not Insolvent at the time such payment is made or would be rendered Insolvent after giving effect to such payment, at any time on and after May 10, 2010, Permitted Subordinated Debt Payments (as defined in the Affiliate Subordination Agreement);

(s)           The third sentence of Section 8.11(a) shall be amended and restated in its entirety to read as follows:

Such endorsement, or an independent instrument furnished to Agent, shall provide that the insurance company shall give Agent at least thirty (30) days’ written notice before any such policy of insurance is canceled and that, subject to customary exceptions,  no act, whether willful or negligent, or default of any Borrower or any other Person shall affect the right of Agent to recover under such policy of insurance in case of loss or damage.

(t)           Section 8.11(b) of the Financing Agreement shall be amended by deleting the phrase “altered or” in such Section.

(u)          The last sentence of Section 8.12 of the Financing Agreement shall be amended and restated in its entirety to read as follows:

Principal Borrower shall not permit Unigene UK to conduct any business (other than clinical trials in Europe), own any assets (other than such assets as are necessary to conduct its business) or incur any liabilities (other than trade payables incurred in the ordinary course of business), and in no event shall Principal Borrower, and Principal Borrower shall not permit any other Subsidiary to, sell, assign, convey or otherwise transfer money or other assets to, or guaranty any Indebtedness of (or otherwise provide credit support to or for the benefit of), Unigene UK except for Investments permitted under Section 8.29(l)(ii) hereof.

(v)           Section 8.29 of the Financing Agreement shall be amended by (i) deleting the word “and” from the end of clause (j) thereof, (ii) inserting “; and” in lieu of the period at the end of clause (k) thereof and (iii) adding the following new subsection (l) to the end thereof:

(l)            (i) Investments made in cash in an aggregate amount not to exceed $100,000 and Investments consisting of non-cash obligations (including, without limitation, services rendered for no cash consideration or below-market cash consideration and the royalty free license for up to three proprietary analogs for development by the joint development vehicle for use in the treatment of Type 2 diabetes, osteoarthritis and osteoporosis, the supply of the analogs selected for development by the joint development vehicle for preclinical studies and, thereafter, the supply of sufficient quantities of the selected lead analog for clinical trials, but excluding, in any event, other than the supply of analogs described in the foregoing that does not result in the transfer of ownership of any underlying equipment or intellectual property associated with the supply of such analogs, the transfer of any ownership of assets), in each case made in relation to the joint venture vehicle contemplated under that certain Master Agreement for Joint Development Vehicle entered into between Principal Borrower and Nordic Bioscience Clinical Development A/S dated as of October 5, 2011, as in effect on the First Amendment Effective Date; provided, however, that such Investments shall only be permitted to be made if and to the extent Agent has, with respect to all equity interests issued by such joint venture vehicle to Principal Borrower, a first priority perfected security interest in and to all such equity interests under the UCC and the laws of the applicable jurisdiction of formation, organization or incorporation of such joint venture vehicle and (ii) Investments in an aggregate amount not to exceed $25,000 per calendar year made in Unigene UK; provided, however, that such Investments shall only be permitted to be made in order to satisfy fees, costs and expenses incurred by Unigene UK to maintain Unigene UK’s existence.

(w)           Section 8.31 of the Financing Agreement shall be amended and restated in its entirety to read as follows:

8.31          Reservation of Shares.  Principal Borrower shall take all action necessary to reserve and keep available for conversions under the Notes (a) [INTENTIONALLY OMITTED]; (b) as of, and at all times after, the Filing but prior to the Subsequent Closing Date, a number of authorized and unissued shares of Common Stock equal to at least one hundred fifty percent (150%) of the number of Conversion Shares issuable upon the conversion (at the Conversion Price then in effect) of all of the principal amount then outstanding under the Notes (together with accrued and unpaid interest thereon); (c) as of, and at all times after, the Subsequent Closing Date but prior to the Second Filing, all shares of Common Stock previously reserved for issuance for conversions under the Notes plus all shares of Common Stock authorized, unissued and unreserved immediately prior to the Subsequent Closing Date (each as set forth on the update to Schedule 8.31 included in the First Amendment Disclosure Letter), but less the Retention Option Shares; and (d) as of, and at all times after, the Second Filing, a number of authorized and unissued shares of Common Stock equal to at least one hundred ten percent (110%) of the number of Conversion Shares issuable upon the conversion of all of the principal amount then outstanding under the Notes (together with all interest then accrued and unpaid thereon) (such aggregate amount, the “Required Reserve Amount”).  The initial number of shares of Common Stock reserved for conversions of the Notes and any increase in the number of shares of Common Stock so reserved shall be deemed to be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder at the time of issuance of the Notes or increase in the number of reserved shares, as the case may be.  In the event any holder of Notes shall sell or otherwise transfer any portion of its Notes, each transferee shall be allocated a pro rata portion of the number of shares of Common Stock reserved for such transferor.  Any shares of Common Stock reserved and deemed to be allocated to any Person that ceases to hold any Notes shall be allocated to the remaining holders of the Notes, pro rata based on the principal amount of the Notes then held by such holders.

(x)           Section 10.1(q) of the Financing Agreement shall be amended and restated in its entirety to read as follows:

(q)           the failure to obtain the First Amendment Stockholder Approval by the date (the “First Amendment Stockholder Approval Deadline”) that is the earlier of (i) the date of the First Amendment Stockholders Meeting and (ii) the date that is six months after the Subsequent Closing Date (provided that Lenders and Agent and their respective Affiliates vote in favor of the First Amendment Proposal at the First Amendment Stockholders Meeting all shares that they hold and are entitled to vote on the First Amendment Proposal thereat) or to make the Second Filing by the third Business Day after the date of the First Amendment Stockholder Approval;

(y)           Section 10.1(x) of the Financing Agreement shall be amended and restated in its entirety to read as follows:

(x)           a Conversion Failure (as defined in the applicable Note), whether or not as a result of a failure to obtain the Stockholder Approval in accordance with Section 8.30 or a failure to obtain the First Amendment Stockholder Approval in accordance with the First Amendment;

(z)           The final paragraph of Section 10.1 of the Financing Agreement shall be amended and restated in its entirety to read as follows:

For purposes of this Agreement, “Triggering Event” shall mean the occurrence of any event set forth in subsections (m), (q), (u), (v), (w), (x), (y) or (z) above.

(aa)         Exhibit A to the Financing Agreement shall be amended and restated in its entirety to read as set forth on Exhibit B attached hereto.  All Notes in existence on the first Business Day after the First Amendment Effective Date (the “Existing Note Reissuance Date”) without giving effect to Section 3(a) below (the “Existing Notes”) shall be re-issued on the Existing Note Reissuance Date, and all First Amendment Notes shall be issued on and dated the First Amendment Effective Date, in the form of the Note attached hereto as Exhibit B (with appropriate terms as set forth therein pertaining to the applicable class of Note).  Principal Borrower shall deliver to each Holder the Existing Notes reissued to such Holder on the Existing Note Reissuance Date in the denominations as such Holder shall have requested prior to the Existing Note Reissuance Date, duly executed on behalf of Principal Borrower and registered in the name of such Holder or its designee, and the failure of Principal Borrower to issue such Notes in accordance with the terms hereof shall constitute an immediate Event of Default and a Triggering Event.  For all purposes of the Financing Agreement and the other Transaction Documents, the Existing Notes reissued on the Existing Note Reissuance Date shall constitute “Notes” as defined in the Financing Agreement and all obligations, liabilities and indebtedness of Principal Borrower thereunder or evidenced thereby shall constitute “Obligations” as defined in the Financing Agreement.  Notwithstanding anything to the contrary herein, the amendments to the Existing Notes contemplated hereby shall not take effect until the reissuance of the Existing Notes on the Existing Note Reissuance Date (i.e., on the first Business Day after the date on which the First Amendment Notes are issued).

3.            Other Agreements.

(a)           The parties hereto hereby agree that, notwithstanding the fact that pursuant to Section 3.2 of the Financing Agreement the Subsequent Closing Date was required to occur prior to the two (2) year anniversary of the First Restated Closing Date, subject to the satisfaction (or waiver by the applicable Lender) of the conditions set forth herein and to the conditions to the Subsequent Closing set forth in Sections 4.2 and 5.2 of the Financing Agreement (provided that, for purposes of the satisfaction of the condition set forth in Section 5.2(p), the representations and warranties made by Principal Borrower in Article VII of the Financing Agreement and the schedules thereto shall be deemed updated by the First Amendment Disclosure Letter), VPC Fund II, L.P. agrees to purchase, and Principal Borrower agrees to issue and sell to VPC Fund II, L.P., in each case on the First Amendment Effective Date, Notes (in addition to the Notes outstanding on the First Amendment Effective Date), in the form attached hereto as Exhibit B (with appropriate terms as set forth therein pertaining to the applicable class of Note), in the principal amount of $4,000,000 (the “First Amendment Notes”).  The foregoing purchase, issuance and sale of First Amendment Notes in accordance with the terms of this Section 3(a) shall constitute the “Subsequent Closing;” the First Amendment Effective Date shall constitute the “Subsequent Closing Date” with respect thereto; and the “Subsequent Closing Purchase Price” in respect thereof shall be $4,000,000, in each case notwithstanding anything to the contrary contained in Section 3.2 of the Financing Agreement, and for all purposes of the Financing Agreement and the other Transaction Documents the First Amendment Notes issued pursuant to this Section 3(a) shall constitute “Notes” as defined in the Financing Agreement and all obligations, liabilities and indebtedness of Principal Borrower thereunder or evidenced thereby shall constitute “Obligations” as defined in the Financing Agreement.  On the First Amendment Effective Date, subject to the terms and conditions hereof and the Financing Agreement, (i) VPC Fund II, L.P. shall pay the Subsequent Closing Purchase Price in respect of the First Amendment Notes issued pursuant to this Section 3(a) to Principal Borrower for such First Amendment Notes to be issued and sold to VPC Fund II, L.P. on the First Amendment Effective Date (such Subsequent Closing Purchase Price to be paid by first applying the proceeds of the Subsequent Closing Purchase Price to the Holdback Amount and the remainder being wire transferred in immediately available funds in accordance with Principal Borrower’s written wire instructions), and (ii) Principal Borrower shall deliver to VPC Fund II, L.P. the First Amendment Notes issued pursuant to this Section 3(a) (in the denominations as VPC Fund II, L.P. shall have requested prior to the First Amendment Effective Date), duly executed on behalf of Principal Borrower and registered in the name of VPC Fund II, L.P. or its designee.

(b)           Each Lender agrees that, so long as no Event of Default (other than the Designated Events of Default and Incipient Events of Default) or other event that, with the giving of notice or the passage of time or both, would constitute an Event of Default, has occurred and is continuing, and subject in each case to the satisfaction (or waiver by the applicable Lender) of the conditions set forth in Sections 4.2 and 5.2 of the Financing Agreement as if the loans made pursuant to this Section 3(b) were made in connection with a Subsequent Closing (provided that, for purposes of the satisfaction of the condition set forth in Section 5.2(p), the representations and warranties made by Principal Borrower in Article VII of the Financing Agreement and the schedules thereto shall be deemed updated by the First Amendment Disclosure Letter), with respect to its pro rata share of the sum of the first $3,500,000 of mandatory prepayments received by Lenders pursuant to Section 2.3(b) of the Financing Agreement (other than mandatory prepayments made with the proceeds of the sale of tax benefits resulting from net operating losses for prior periods (“NOL Sale Proceeds”)) plus the amount of any mandatory prepayments received by Lenders pursuant to Section 2.3(b) of the Financing Agreement on account of NOL Sale Proceeds, in each case during the Forbearance Period (such sum, the “Re-Loan Amount”), such Lender shall make available to Principal Borrower additional loans in an aggregate principal amount not to exceed such Lender’s pro rata share of the Re-Loan Amount.  Upon Lenders funding such additional loans to Principal Borrower, such amounts so funded to Principal Borrower shall be deemed loans funded under the Financing Agreement and Obligations thereunder and shall be evidenced by Notes (“Re-Loan Notes”), all on the same terms as, and on a pari passu basis with, the loans evidenced by the First Amendment Notes issued on the First Amendment Effective Date, except that any Re-Loan Note shall have an initial Conversion Price equal to the Conversion Price of the Existing Notes in effect on the date of issuance of such Re-Loan Note.  If any such additional loans are to be so funded to Principal Borrower, Principal Borrower shall, and shall cause its Subsidiaries to, at Principal Borrower’s expense and as a condition to such funding, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Agent may reasonably request in order to effect fully the purposes of this Section 3(b), including executing and delivering such Re-Loan Notes and entering into such amendments to the Financing Agreement and the other Transaction Documents as Agent shall reasonably request in connection with the making of such additional loans.  Principal Borrower agrees that any proceeds of loans made to Principal Borrower pursuant to this Section 3(b) shall only be used by Principal Borrower for working capital and other general corporate purposes (provided that (x) any expenditures made with such proceeds shall be made in accordance with the most recent quarterly cash flow forecast approved by Agent pursuant to the terms of the First Amendment and (y) in no event shall such proceeds be used to make any payments under the Settlement Agreement Documents or in connection with the Affiliate Indebtedness).

(c)           The parties hereto hereby agree that (i) the letter agreement dated May 29, 2012 by and among Agent, Lenders and Principal Borrower, which letter agreement related to the ability to finance the payment of certain amounts that might be payable to the holders of the Affiliate Indebtedness through the issuance of new Notes, shall be terminated in its entirety, except that paragraph 4 thereof shall remain effective, and (ii) the Forbearance Agreement and related letter agreement entered into in connection with such Forbearance Agreement, each dated as of December 8, 2010 by and among Agent, Lenders and Principal Borrower, shall cease to have any force or effect from and after the First Amendment Effective Date and shall be deemed terminated in their entirety (without limiting the effectiveness of such agreements for periods prior to the First Amendment Effective Date).

(d)           Principal Borrower hereby ratifies and confirms its liabilities, obligations and agreements under the Financing Agreement and the other Transaction Documents, and the liens and security interests created, granted and perfected thereby, and acknowledges that:  (i) it has no defenses, claims or set-offs to the enforcement by Agent and/or Lenders (or any of them) of such liabilities, obligations and agreements through and as of the date hereof (which acknowledgment pursuant to this clause (i) shall be deemed remade by Principal Borrower as of the First Amendment Effective Date); (ii) Agent and Lenders have fully performed all undertakings owed to Principal Borrower through and as of the date hereof (which acknowledgment pursuant to this clause (ii) shall be deemed remade by Principal Borrower as of the First Amendment Effective Date); (iii) the Recitals set forth above are true and correct in all material respects and hereby are incorporated into this Amendment by this reference; and (iv) except to the limited extent of Agent’s and Lenders’ agreement to forbear contained in this Amendment, neither Agent nor any of Lenders waives, diminishes or limits any term or condition contained in the Financing Agreement or in any of the other Transaction Documents.  Principal Borrower hereby acknowledges, confirms and agrees that (i) as of the date of this Amendment, the outstanding principal amount of the Notes (excluding the First Amendment Notes) is $43,816,609.38 and accrued interest under the Notes (excluding the First Amendment Notes) is $3,450,557.99; (ii) it is obligated on account of all accrued and unpaid interest, fees and other costs and expenses payable under the Financing Agreement and the other Transaction Documents; and (iii) the payment of such amounts is not subject to any defense, counterclaim, recoupment or offset of any kind.

(e)           Principal Borrower covenants and agrees to deliver to Agent and Lenders, on the First Amendment Effective Date a preliminary, non-binding, quarterly cash flow forecast with respect to the fiscal quarter ending December 31, 2012.  During the Forbearance Period, Principal Borrower covenants and agrees to deliver to Agent and Lenders on the twelfth (12th) Business Day of each fiscal quarter, commencing with the October 1, 2012 through December 31, 2012 fiscal quarter, a quarterly cash flow forecast (with respect to the fiscal quarter relating to the month in which such forecast is delivered to Agent and Lenders) on a consolidated basis for Principal Borrower and its Subsidiaries, which shall all be in form, detail and substance satisfactory to Agent and shall be accompanied by a certificate of the chief financial officer of Principal Borrower certifying that such quarterly cash flow forecast was prepared by Principal Borrower in good faith based on assumptions believed by Principal Borrower to be fair and reasonable in light of then current market conditions, which quarterly cash flow forecast (except the initial quarterly forecast delivered hereunder) shall also include a reconciliation (each, a “Reconciliation”) comparing the  immediately preceding cash-flow forecast with the actual (preliminary unaudited) results for such prior quarterly period and providing a summary discussion of any material variances (whether positive or negative, it being agreed that a material variance shall be a difference of 5% or more of the budgeted cash amount).

(f)           Principal Borrower shall, within ten (10) Business Days from the date  Principal Borrower has been requested to do so in writing from Agent, engage an investment banker from among a group of candidates designated by Agent to begin a process (a “Sale Process”) in respect of the sale of all or substantially all of Principal Borrower’s assets (or such portion thereof as shall be specified by Agent) (a “Sale Transaction”).  If such investment banker has been so engaged, Principal Borrower shall cooperate with such investment banker in connection with, and otherwise participate in good faith in connection with, such Sale Process, including by causing such investment banker to circulate to potential buyers a confidential information memorandum for a Sale Transaction within twenty (20) Business Days after first being engaged by Principal Borrower in accordance with this Section 3(f), and shall deliver to Agent,  within one (1) Business Day of Principal Borrower's receipt thereof, any letter of intent, term sheet  or other proposal received from any party expressing any interest in any potential Sale Transaction and shall otherwise keep Agent reasonably informed as to the Sale Process.

(g)           Principal Borrower shall use its commercially reasonable efforts, in accordance with the General Corporation Law of the State of Delaware and its certificate of incorporation and bylaws, to increase the number of authorized shares of Common Stock to at least 650,000,000 shares (subject to adjustment upon any subdivision (by any stock split, stock dividend, recapitalization, reclassification or other similar transaction) or combination (by any reverse stock split or otherwise) of Common Stock) as soon as practicable after the First Amendment Effective Date, including: (i) duly calling, giving notice of, convening and holding a meeting of the stockholders of Principal Borrower (the “First Amendment Stockholders Meeting”) to be held as promptly as practicable, and in any event by January 21, 2013, for the purpose of approving the First Amendment Proposal; (ii) using its commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the First Amendment Proposal and taking all other action reasonably necessary or advisable to secure the First Amendment Stockholder Approval or otherwise required by the rules of the SEC or under applicable laws to obtain the First Amendment Stockholder Approval; (iii) if Principal Borrower does not obtain the First Amendment Stockholder Approval at the First Amendment Stockholders Meeting, calling a stockholders meeting (each, including the First Amendment Stockholders Meeting, a “Stockholders Meeting”) every four (4) months thereafter to seek the First Amendment Stockholder Approval until the date on which the First Amendment Stockholder Approval is obtained and to comply with this Section 3(g) and Sections 3(h)-(j) as if such stockholders meeting were the First Amendment Stockholders Meeting; and (iv) promptly (and in any event within one (1) Business Day after the First Amendment Stockholder Approval is obtained, filing the Second Charter Amendment with the Secretary of State of Delaware (the “Second Filing”).  If at any time thereafter while any of the Notes remain outstanding Principal Borrower does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (as defined in the Financing Agreement), then Principal Borrower shall immediately take all action necessary to increase Principal Borrower’s authorized shares of Common Stock (including such actions described in subsections (i), (ii), (iii) and (iv) hereof) to an amount sufficient to allow Principal Borrower to reserve the Required Reserve Amount for the Notes then outstanding.  For purposes hereof, “First Amendment Stockholder Approval” means the vote of the holders of a majority of the outstanding shares of Common Stock, at a duly called and held meeting of Principal Borrower’s stockholders, in favor of the First Amendment Proposal, such that the First Amendment Proposal is approved pursuant to Principal Borrower’s certificate of incorporation and applicable law.

(h)           In connection with the First Amendment Stockholders Meeting, Principal Borrower will (A) as promptly as reasonably practicable after the First Amendment Effective Date, and in any event within thirty (30) days thereafter, prepare and file with the SEC a proxy statement (as it may be amended or supplemented from time to time, the “First Amendment Proxy Statement”) related to the consideration of the First Amendment Proposal at the First Amendment Stockholders Meeting, (B) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and provide copies of such comments to Lenders and Agent promptly upon receipt and provide copies of proposed responses to Lenders and Agent a reasonable time prior to filing to allow Lenders and Agent the opportunity to provide meaningful comment, (C) as promptly as reasonably practicable prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as otherwise required by applicable law, (D) mail to its stockholders as promptly as reasonably practicable the First Amendment Proxy Statement and all other customary proxy or other materials for meetings such as the First Amendment Stockholders Meeting, (E) to the extent required by applicable law, as promptly as reasonably practicable prepare, file and distribute to Principal Borrower’s stockholders any supplement or amendment to the First Amendment Proxy Statement if any event shall occur which requires such action at any time prior to the First Amendment Stockholders Meeting, and (F) otherwise comply with all requirements of law applicable to the First Amendment Stockholders Meeting. Lenders shall cooperate with Principal Borrower in connection with the preparation of the First Amendment Proxy Statement and any amendments or supplements thereto, including promptly furnishing Principal Borrower, upon request, with any and all information with respect to Lenders as may be required to be set forth in the First Amendment Proxy Statement under applicable law.  Principal Borrower will provide Lenders a reasonable opportunity to review and comment upon the First Amendment Proxy Statement, and any amendments or supplements thereto, and shall give reasonable consideration to any such comments proposed, prior to mailing the First Amendment Proxy Statement to Principal Borrower’s stockholders. The First Amendment Proxy Statement shall include the First Amendment Board Recommendation.

(i)            If, at any time prior to the First Amendment Stockholders Meeting, any information relating to Principal Borrower or any of Lenders or any of their respective Affiliates should be discovered by Principal Borrower or any of Lenders which should be set forth in an amendment or supplement to the First Amendment Proxy Statement so that the First Amendment Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable law, Principal Borrower shall disseminate an appropriate amendment thereof or supplement thereto describing such information to Principal Borrower’s stockholders.

(j)           Principal Borrower represents, warrants, covenants and agrees that (A) none of the information included or incorporated by reference in the First Amendment Proxy Statement or any other document filed with the SEC in connection with the transactions contemplated hereby (all such other documents, the “Other First Amendment Filings”) shall, in the case of the First Amendment Proxy Statement, at the date it is first mailed to Principal Borrower’s stockholders or at the time of the First Amendment Stockholders Meeting or at the time of any amendment thereof or supplement thereto, or, in the case of any Other First Amendment Filing, at the date it is first mailed to Principal Borrower’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by Principal Borrower with respect to statements made or incorporated by reference therein in reliance on, and conformity with, information supplied in writing by or on behalf of Lenders or Agent in connection with the preparation of the First Amendment Proxy Statement or the Other First Amendment Filings expressly for inclusion therein, and (B) the First Amendment Proxy Statement and the Other First Amendment Filings that are filed by Principal Borrower shall comply as to form in all material respects with the requirements of the 1934 Act.

(k)          As soon as possible after the First Amendment Effective Date, but not earlier than the second full Trading Day after the date on which this Amendment and the transactions contemplated hereby are first publicly disclosed by Principal Borrower, Principal Borrower shall issue stock options outside of an Approved Stock Plan as follows:  (i) a stock option with respect to a number of shares of Common Stock equal to the quotient of $25,000, divided by the closing (last sale) price of Common Stock on the Principal Market on the date of issuance of such stock option shall be issued to Brian Zietsman, Principal Borrower’s Chief Financial Officer; (ii) a stock option with respect to a number of shares of Common Stock equal to the quotient of $9,000, divided by the closing (last sale) price of Common Stock on the Principal Market on the date of issuance of such stock option shall be issued to Pamela Cantor, Principal Borrower’s Vice President, Human Relations and Business Administration; (iii) retention stock options with respect to an aggregate of 2,097,184 shares of Common Stock shall be issued to substantially all of the existing employees and directors of Principal Borrower (other than Richard Levy, who shall not be issued any of such stock options); (iv) stock options with respect to an aggregate of 32,340 shares of Common Stock shall be issued to three (3) newly hired employees of Principal Borrower; and (v) key employee retention stock options with respect to an aggregate number of shares of Common Stock equal to the quotient of $806,829, divided by the closing (last sale) price of Common Stock on the Principal Market on the date of issuance of such stock options shall be issued to seventeen (17) key employees of Principal Borrower.  Each such stock option in subsections (i), (ii) and (v) of the immediately preceding sentence shall have an exercise price per share of Common Stock equal to the closing (last sale) price of Common Stock on the Principal Market on the date of issuance of such stock option.  Each such stock option in subsections (iii) and (iv) above shall have an exercise price per share of Common Stock equal to the greater of $0.25 and the closing (last sale) price of Common Stock on the Principal Market on the date of issuance of such stock option.  Each such stock option in subsections (i), (ii) and (v) above shall vest and become exercisable on the first anniversary of the date of grant.  Each such stock option in subsections (iii) and (iv) above shall vest and become exercisable in two (2) equal installments on each of (y) August 1, 2013 and (z) August 1, 2014.  The vesting of all stock options issued in accordance with this Section 3(k) shall be subject to the recipient’s continued employment with Principal Borrower or service as a director of Principal Borrower, as applicable, through the vesting dates, and the number of shares of Common Stock subject to, and the exercise price per share of Common Stock of, each such stock option shall be subject to adjustment to reflect any subdivision (by any stock split, stock dividend, recapitalization, reclassification or other similar transaction) or combination (by any reverse stock split or otherwise) of Common Stock after the First Amendment Effective Date. Principal Borrower hereby represents and warrants that all of the foregoing stock option awards have been approved by the Board prior to the First Amendment Effective Date.  The stock options so approved by the Board and issued in accordance with this Section 3(k) are collectively referred to as the “Retention Options,” and the shares of Common Stock issuable upon exercise of such stock options are collectively referred to as the “Retention Option Shares.”

4.            Conditions.  This Amendment shall be a binding agreement among the parties hereto upon the execution and delivery of this Amendment by all parties hereto and the delivery to Agent by Principal Borrower of updates to the representations and warranties made by Principal Borrower in Article VII of the Financing Agreement and the schedules thereto (the “First Amendment Disclosure Letter”), and subject to the truth and accuracy in all material respects (without duplication of any materiality qualifiers) as of the date hereof of the representations and warranties set forth in Section 6 hereof; provided, however, that Sections 1, 2, 3(b), 3(c), 3(e), 3(f), 3(g), 3(h), 3(i), 3(j), 5 and 9 (solely with respect to the last sentence thereof) shall only take effect and be enforceable against the parties hereto upon the satisfaction in full of each of the following conditions (the first date all such conditions are satisfied, the “First Amendment Effective Date”):

(a)           as of the First Amendment Effective Date, the representations and warranties of Principal Borrower contained herein and in the Financing Agreement, after giving effect to this Amendment and any updates to the representations and warranties made by Principal Borrower in Article VII of the Financing Agreement and the schedules thereto that are expressly set forth in the First Amendment Disclosure Letter, shall be true and correct in all material respects (without duplication of any materiality qualifiers), except to the extent such representations and warranties expressly relate solely to an earlier specified date, in which case such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of such earlier specified date; and Agent and Lenders shall have received a certificate, executed by the Chief Executive Officer of Principal Borrower, dated as of the First Amendment Effective Date, to the foregoing effect and with respect to the satisfaction of the conditions set forth in this Section 4 and as to such other matters as may be reasonably requested by Agent;

(b)           no Event of Default (or event of circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default), other than the Designated Events of Default and any Incipient Events of Default that have occurred prior to the First Amendment Effective Date, shall have occurred and be continuing or would result from this Amendment or any of the transactions contemplated hereby;

(c)           [reserved];

(d)           a Registration Statement shall be effective and available for the sale of not less one hundred fifty percent (150%) of the Registrable Securities issuable upon conversion of all of the Notes outstanding on the First Amendment Effective Date (for the avoidance of doubt, excluding the Registrable Securities issuable upon conversion of the First Amendment Notes) in accordance with the Registration Rights Agreement, and there shall not be in effect any Grace Period (as defined in the Registration Rights Agreement) applicable to such Registration Statement(s); the Common Stock (i) shall be designated for quotation or listed on the Principal Market and (ii) shall not have been suspended by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market;

(e)          Principal Borrower shall have duly executed and delivered to Lenders the First Amendment Notes in accordance with the terms of this Amendment and the Financing Agreement (as amended hereby);

(f)           prior to the First Amendment Effective Date, Principal Borrower shall have taken such steps as may be permitted to cause the transactions contemplated hereby, including any related acquisition (or deemed acquisition) from Principal Borrower, or disposition (or deemed disposition) to Principal Borrower, of Common Stock (or derivative securities relating thereto) by each of Lenders and their respective Affiliates (including Victory Park Capital Advisors, LLC, Victory Park GP, LLC, Victory Park GP II, LLC, Jacob Capital, L.L.C. and Richard Levy), and by each other individual who is or will be subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the transactions contemplated by this Amendment, to be exempt from Section 16(b) of the 1934 Act pursuant to Rule 16b-3 thereunder (if and to the extent any such transaction, acquisition (or deemed acquisition) or disposition (or deemed disposition) would otherwise be subject to Section 16(b) of the 1934 Act), in a manner acceptable to Agent, and shall have provided to Agent copies of resolutions of the Board (in a form acceptable to Agent) approving such transactions for purposes thereof, certified by the Secretary of Principal Borrower;

(g)           Principal Borrower shall have duly executed and delivered to Lenders an amended and restated Registration Rights Agreement in the form attached hereto as Exhibit C (the "Amended and Restated Registration Rights Agreement");

(h)           Principal Borrower shall have duly executed and delivered to Richard Levy an indemnification agreement in the form attached hereto as Exhibit D (the "Indemnification Agreement");

(i)           Agent shall have received, duly executed and delivered by the parties thereto where applicable, the agreements, documents and instruments set forth on Exhibit E attached hereto, in each case in form and substance reasonably acceptable to Agent; and

(j)           Agent shall have received proceeds from the issuance of First Amendment Notes to satisfy the Holdback Amount.

5.           General Release.  In consideration of Lenders’ and Agent’s agreements contained in this Amendment, Principal Borrower, on behalf of itself and each of its Subsidiaries, hereby irrevocably releases and forever discharges Lenders and Agent and their respective affiliates, subsidiaries, successors, assigns, directors, officers, employees, agents, consultants, attorneys, members, managers, partners, investment managers, principals and portfolio companies (each, a “Released Person”) of and from any and all claims, suits, actions, investigations, proceedings or demands, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which Principal Borrower ever had or now has against Agent, any Lender or any other Released Person which relates, directly or indirectly, to any acts or omissions of Agent, any Lender or any other Released Person relating to the Financing Agreement or any other Transaction Document on or prior to the First Amendment Effective Date.

6.            Representations, Warranties and Covenants of Principal Borrower.  To induce each Lender and Agent to execute and deliver this Amendment, Principal Borrower represents, warrants and covenants that, as of the date hereof (other than with respect to clause (i) below) and as of the First Amendment Effective Date:

(a)           Duly Incorporated; Power and Authority.  Principal Borrower is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to own its properties and to carry on its business as now being conducted or proposed to be conducted.

(b)           Authority; Authorization.

(i)           Principal Borrower has the requisite corporate power and authority to enter into and perform its obligations under this Amendment, the Existing Notes (as to be reissued on the Existing Note Reissuance Date), the First Amendment Notes, the Amended and Restated Registration Rights Agreement, the Indemnification Agreement and all other documents and instruments delivered in connection herewith; and

(ii)          The execution and delivery of this Amendment, the Amended and Restated Registration Rights Agreement, the Indemnification Agreement and all other documents and instruments delivered in connection herewith by Principal Borrower and the consummation by Principal Borrower of the transactions contemplated hereby, including the reissuance of the Existing Notes and the issuance of the First Amendment Notes by Principal Borrower and the issuance of the Conversion Shares upon conversion of the Existing Notes (as to be reissued on the Existing Note Reissuance Date) and the First Amendment Notes, have been duly authorized by the Board (other than Richard Levy, who abstained), upon the unanimous recommendation of the Special Committee, and no further consent or authorization is required by or of Principal Borrower or the Board (or any committee thereof, including the Special Committee) or the stockholders of Principal Borrower (subject, solely for purposes of the issuance of in excess of 382,225,249 Conversion Shares, to obtaining the First Amendment Stockholder Approval).  Without limiting the foregoing or the Recitals hereof, the Board, by unanimous vote of all of the directors serving thereon (other than Richard Levy, who abstained), (A)(I) determined that it is in the best interests of Principal Borrower and its stockholders, and declared it advisable, to enter into this Amendment, the Existing Notes (as to be reissued on the Existing Note Reissuance Date), the First Amendment Notes, the Amended and Restated Registration Rights Agreement, the Indemnification Agreement  and all other documents and instruments delivered in connection herewith, and (II) approved the execution, delivery and performance of this Amendment, the Existing Notes (as to be reissued on the Existing Note Reissuance Date), the First Amendment Notes, the Amended and Restated Registration Rights Agreement, the Indemnification Agreement and all other documents and instruments delivered in connection herewith, and the consummation of the transactions contemplated hereby and thereby; (B) adopted the Second Charter Amendment and resolved to submit the First Amendment Proposal to the stockholders of Principal Borrower at a meeting of the stockholders of Principal Borrower, and (C) resolved to recommend the adoption of the First Amendment Proposal by the stockholders of Principal Borrower. For purposes hereof, “Special Committee” means a committee of the Board, the members of which are not affiliated with Principal Borrower, Lenders or Agent, are not members of Principal Borrower’s management, are not Lender Designees and are "independent" under the listing standards of The Nasdaq Stock Market (as if applicable to Principal Borrower), formed for the purpose of, among other things, evaluating, negotiating and making a recommendation to the full Board with respect to this Amendment and the transactions contemplated hereby and shall include any successor committee to the Special Committee existing as of the date of this Amendment or any reconstitution thereof.

(c)           Duly Executed and Delivered; Enforceability; Validity. This Amendment, the Existing Notes (as to be reissued on the Existing Note Reissuance Date), the First Amendment Notes, the Amended and Restated Registration Rights Agreement, the Indemnification Agreement and all documents and instruments delivered in connection herewith have been duly executed and delivered by Principal Borrower, and this Amendment, the Financing Agreement (as amended hereby), the Existing Notes (as to be reissued on the Existing Note Reissuance Date), the First Amendment Notes, the Amended and Restated Registration Rights Agreement, the Indemnification Agreement  and all other documents and instruments delivered in connection herewith are (or, if not to be executed and delivered on the date hereof, upon execution and delivery by Principal Borrower will be) legal, valid and binding obligations of Principal Borrower, enforceable against Principal Borrower in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(d)           Other Representations and Warranties. Giving effect to the First Amendment Disclosure Letter, each of the representations and warranties set forth in the Transaction Documents (as amended hereby) is true and correct in all material respects (without duplication of any materiality qualifiers) on and as of the date hereof and on and as of the First Amendment Effective Date as if made on the date hereof and on the First Amendment Effective Date, as applicable, except to the extent such representations and warranties expressly relate only to an earlier specified date, in which case such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of such earlier specified date, and each of the agreements and covenants in the Transaction Documents (as amended hereby) is hereby reaffirmed with the same force and effect as if each were separately stated herein and made as of the date hereof and the First Amendment Effective Date, as applicable.

(e)           No Conflict.  Neither the execution, delivery and performance of this Amendment, the Existing Notes (as to be reissued on the Existing Note Reissuance Date), the First Amendment Notes, the Amended and Restated Registration Rights Agreement, the Indemnification Agreement or any of the other documents and instruments delivered in connection herewith nor the consummation of the transactions contemplated hereby or thereby or by the Financing Agreement (as amended hereby) does or shall (i) result in a violation of Principal Borrower’s certificate of incorporation, bylaws or other governing documents, or the terms of its Common Stock; (ii) conflict with, or constitute a breach or default (or an event which, with notice or lapse of time or both, would become a breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Contract to which Principal Borrower is a party; (iii) result in any “price reset” or other material change in or other modification to the terms of any Indebtedness (except for the changes to the Indebtedness under the Financing Agreement contemplated hereby), Equity Interests or other securities of Principal Borrower; or (iv) result in a violation of any law, rule, regulation, order, judgment or decree (including (A) any Environmental Laws, or (B) federal and state securities laws), which, solely for purposes of this clause (iv), would reasonably be expected to result in a Material Adverse Effect.

(f)           No Events of Default.  No Event of Default (or event of circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default), other than the Designated Events of Default and any Incipient Events of Default that have occurred prior to the First Amendment Effective Date, has occurred or is continuing under the Financing Agreement or any other Transaction Document.

(g)           Director By Deputization.  Principal Borrower acknowledges and agrees that by virtue of the service on the Board of Richard Levy, who has ultimate control over the investment decisions of each of Lenders (including decisions with respect to the purchase, sale and voting of the Notes and the Common Stock), as designee on the Board of Agent on behalf of Lenders pursuant to the Financing Agreement, representing the interests of Lenders and their respective Affiliates, each Lender and their respective Affiliates (including Victory Park Capital Advisors, LLC, Victory Park GP, LLC, Victory Park GP II, LLC, and Jacob Capital, L.L.C., but excluding Richard Levy (given his status as an actual director of Principal Borrower)) that beneficially owns (for any purpose of Section 16 of the 1934 Act) any shares of Common Stock (or any derivative securities with respect thereto), is, and shall hereafter remain, a “director by deputization” for purposes of Section 16 of the 1934 Act, including Rule 16b-3 thereunder and related guidance of the SEC, and Principal Borrower agrees not to take any contrary position.

(h)           Reclassification.  Principal Borrower acknowledges and agrees that the transactions contemplated by this Amendment, including any related acquisition (or deemed acquisition) from Principal Borrower, or disposition (or deemed disposition) to Principal Borrower, of Common Stock (or derivative securities relating thereto) by each of Lenders and their respective Affiliates (including Victory Park Capital Advisors, LLC, Victory Park GP, LLC, Victory Park GP II, LLC, Jacob Capital, L.L.C. and Richard Levy), and by each other individual who is or will be subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the transactions contemplated by this Amendment, constitute a “reclassification” within the meaning of Rule 16b-7 under the 1934 Act, and Principal Borrower agrees not to take any contrary position.

7.            Ratification of Liability.  Principal Borrower, as debtor, grantor, pledgor, assignor or in any other capacity in which it grants liens or security interests in its properties, hereby ratifies and reaffirms all of its payment and performance obligations and obligations to indemnify, contingent or otherwise, under each Transaction Document (as amended hereby) to which it is a party, and Principal Borrower hereby ratifies and reaffirms its grant of liens on or security interests in its properties pursuant to such Transaction Documents (as amended hereby) to which it is a party as security for the obligations under or with respect to the Financing Agreement, the Notes and the other Transaction Documents (as amended hereby), and confirms and agrees that such liens and security interests hereafter secure all of the obligations under the Transaction Documents (as amended hereby), including all additional obligations hereafter arising or incurred pursuant to or in connection with this Amendment or any Transaction Document (as amended hereby).  Principal Borrower further agrees and reaffirms that the Transaction Documents (as amended hereby) to which it is a party now apply to all obligations as modified hereby (including all additional obligations hereafter arising or incurred pursuant to or in connection with this Amendment or any Transaction Document (as amended hereby)).  Principal Borrower (a) further acknowledges receipt of a copy of this Amendment and all other agreements, documents, and instruments executed or delivered in connection herewith, (b) consents to the terms and conditions of same, and (c) agrees and acknowledges that each of the Transaction Documents, as amended hereby, remains in full force and effect and is hereby ratified and confirmed.  Except as expressly provided herein, the execution of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or Agent, nor constitute a waiver of any provision of any of the Transaction Documents (as amended hereby), nor constitute a novation of any of the obligations under the Transaction Documents (as amended hereby).

8.            Reference to and Effect Upon the Transaction Documents.

(a)           Except as specifically amended hereby, all terms, conditions, covenants, representations and warranties contained in the Transaction Documents, and all rights of Lenders and Agent and all of the obligations under the Transaction Documents, shall remain in full force and effect.  Principal Borrower hereby confirms that the Transaction Documents (as amended hereby) are in full force and effect, and that it has no right of setoff, recoupment or other offset or any defense, claim or counterclaim with respect to any such Transaction Document or its obligations thereunder.

(b)           Except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment and any consents or waivers set forth herein shall not directly or indirectly: (i) create any obligation to make any further loans or to defer any enforcement action after the occurrence of any Event of Default; (ii) constitute a consent or waiver of any past, present or future violations of any Transaction Document; (iii) amend, modify or operate as a waiver of any provision of any Transaction Document or any right, power or remedy of any Lender or Agent or (iv) constitute a course of dealing or other basis for altering any obligations under the Transaction Documents or any other contract or instrument.  Except as expressly set forth herein, each Lender and Agent reserve all of their rights, powers, and remedies under the Transaction Documents and applicable law. All of the provisions of the Transaction Documents, including the time of the essence provisions, are hereby reiterated and, if ever waived previously, are hereby reinstated.

(c)           From and after the date hereof, (i) the term “Agreement” as defined in the Financing Agreement, and all references to the Financing Agreement in any Transaction Document shall mean the Financing Agreement, as amended by this Amendment, and (ii) the term “Transaction Documents” as defined in the Financing Agreement shall include this Amendment, the Existing Notes (as to be reissued on the Existing Note Reissuance Date), the First Amendment Notes, the Amended and Restated Registration Rights Agreement, the Indemnification Agreement and any agreements, instruments and other documents executed or delivered in connection herewith.

9.            Costs and Expenses.  Principal Borrower ratifies and reaffirms its expense reimbursement obligations pursuant to Section 13.1 of the Financing Agreement.  Without limiting the generality of the foregoing, Principal Borrower shall reimburse Agent and each Lender on demand for all reasonable fees, costs and expenses, including legal expenses and reasonable attorneys’ fees (whether for internal or outside counsel), incurred by Agent or any of Lenders or their respective Affiliates in connection with (i) any and all documentation relating to, and the consummation of, the transactions contemplated hereunder and under the Financing Agreement (as amended hereby) and any other transactions between Principal Borrower and Agent and Lenders (including costs and expenses incurred in connection with the preparation and filing of all required disclosures, statements and filings under applicable securities laws), (ii) any sales of Common Stock issued upon conversion of the Notes (excluding any brokerage commissions or discounts or transfer taxes associated with any such sales) and the preparation and filing of all required disclosures, statements and filings under applicable securities laws related thereto and (iii) the engagement by Agent or any Lender of any consultant, advisor or other professional in connection with, or otherwise relating to, touching upon or concerning, the Financing Agreement, the other Transaction Documents or any other event, circumstance or matter related thereto.  Principal Borrower’s expense reimbursement obligations owing to Agent and Lenders under Section 13.1 of the Financing Agreement, Section 1(e) of the First Amendment and under this Section 9 shall be limited to $500,000 in the aggregate with respect to all fees, costs and expenses incurred by Agent and Lenders (x) in connection with the documentation, negotiation, execution and delivery of this Amendment and all agreements, documents and instruments referred to on Exhibit E hereto and (y) during (but not after) the Forbearance Period.

10.           Acknowledgment Regarding Lenders’ Purchase of Securities.  Principal Borrower acknowledges and agrees that each Lender is acting solely in the capacity of an arm’s length purchaser with respect to this Amendment and the other Transaction Documents and the transactions contemplated hereby or thereby.  Principal Borrower further acknowledges that none of Lenders, Agent and their respective affiliates (in their capacities as such) is acting as a financial advisor or fiduciary of Principal Borrower (or in any similar capacity) with respect to this Amendment or any of the other Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Lender or Agent or any of its representatives or agents in connection with this Amendment and the other Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to Lenders’ purchase of the Securities.  Principal Borrower further represents to Agent and each Lender that Principal Borrower’s decisions to enter into this Amendment and the other Transaction Documents to which it is a party have been based solely on the independent evaluation by Principal Borrower and its representatives.

11.           Acknowledgment Regarding Lender’s Trading Activity.  Except as set forth in Section 7(b) of the Registration Rights Agreement, it is understood and acknowledged by Principal Borrower that none of Lenders has been asked by Principal Borrower to agree, nor has any Lender agreed, to desist from purchasing or selling, long and/or short, securities of Principal Borrower, or “derivative” securities based on securities issued by Principal Borrower or to hold Lender Shares for any specified term.  Principal Borrower acknowledges that such aforementioned activities do not constitute a breach of any of the Transaction Documents.

12.           Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Chicago, Illinois, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under Section 13.7 of the Financing Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AMENDMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY.

13.           No Strict Construction.  The language used in this Amendment will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

14.           Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Signatures of the parties hereto transmitted by facsimile or by electronic transmission or similar means shall be deemed to be their original signature for all purposes.

15.           Severability.  The invalidity, illegality, or unenforceability of any provision in or obligation under this Amendment in any jurisdiction shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Amendment or of such provision or obligation in any other jurisdiction.  If feasible, any such offending provision shall be deemed modified to be within the limits of enforceability or validity; provided that, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Amendment in all other respects shall remain valid and enforceable.

16.           Further Assurances.  The parties hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Amendment and the Financing Agreement (as amended hereby) and the consummation of the transactions contemplated hereby and thereby.

17.           Interpretation.  The headings of this Amendment are for convenience of reference and shall not form part of, or affect the interpretation of, this Amendment.  Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import will be deemed to refer to this Amendment as a whole and not to any particular provision of this Amendment.  The word “or” will be inclusive and not exclusive unless the context requires otherwise.  For the avoidance of doubt, the parties hereto acknowledge and agree that the term “Common Stock,”  as used in this Amendment, the Financing Agreement and each of the other Transaction Documents includes, and has at all times included, the associated “Rights” (as defined in that certain Rights Agreement, dated as of December 20, 2002, between Principal Borrower and Registrar and Transfer Company (as Rights Agent), as amended in accordance with the terms thereof).

18.           Transaction Document.  This Amendment, together with the First Amendment Disclosure Letter, constitutes a Transaction Document.  Any breach by Principal Borrower of any of its agreements, covenants, representations or warranties set forth herein shall constitute an immediate Event of Default.

19.           Agent and Lenders are Creditors Only.  Neither for purposes of this Amendment nor otherwise has either any Lender or Agent agreed or consented to be an agent, principal, participant, joint venturer, partner, instrumentality or alter ego of Principal Borrower or any of its Subsidiaries.  Neither any Lender nor Agent is, or shall be deemed to be, in control of any of Principal Borrower or any of its Subsidiaries, their respective operations or properties, nor is any Lender or Agent acting as a “responsible person” with respect to the operation and management of any of Principal Borrower or any of its Subsidiaries or their respective properties.

20.           Termination.  This Amendment shall terminate in its entirety and cease to be of any force or effect, ab initio, if the First Amendment Effective Date has not occurred on or prior to September 21, 2012.

 [Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the day and year first above written.

PRINCIPAL BORROWER:

UNIGENE LABORATORIES, INC.,
a Delaware corporation

By:	/s/ Ashleigh Palmer
Name:	Ashleigh Palmer
Title:	Chief Executive Officer

AGENT:

VICTORY PARK MANAGEMENT, LLC

By:	/s/ Matthew D. Ray
Name:	Matthew D. Ray
Title:	Manager

LENDERS:

VICTORY PARK CREDIT OPPORTUNITIES, L.P.

By:	Victory Park Capital Advisors, LLC,
its investment manager

By:	/s/ Scott Zemnick
Name:	Scott Zemnick
Title:	General Counsel

VPC FUND II, L.P.

By:	Victory Park Capital Advisors, LLC,
its investment manager

By:	/s/ Scott Zemnick
Name:	Scott Zemnick
Title:	General Counsel

VPC INTERMEDIATE FUND II (CAYMAN), L.P.

By:	Victory Park Capital Advisors, LLC,
its investment manager

By:	/s/ Scott Zemnick
Name:	Scott Zemnick
Title:	General Counsel

LENDERS:

VICTORY PARK CREDIT OPPORTUNITIES INTERMEDIATE FUND, L.P.

By:	Victory Park Capital Advisors, LLC,
its investment manager

By:	/s/ Scott Zemnick
Name:	Scott Zemnick
Title:	General Counsel

EXHIBIT A

Second Charter Amendment

(see attached)

EXHIBIT B

Revised Exhibit A to Financing Agreement – Form of Notes

(see attached)

EXHIBIT C

Form of Amended and Restated Registration Rights Agreement

(see attached)

EXHIBIT D

Form of Indemnification Agreement

(see attached)

EXHIBIT E

Closing Checklist

(see attached)